                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G
                             (Amendment No. 1)

                 Under the Securities Exchange Act of 1934

                      DAVIS WATER & WASTE INDUSTRIES, INC.
                     --------------------------------------
                              (Name of Issuer)

                                  COMMON STOCK
                     ----------------------------------
                       (Title or Class of Securities)

                                    239133101
                     ----------------------------------
                                 (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)



                        (Continued on following page(s))


                              Page 1 of  4  Pages

CUSIP No. 239133101                   13G                 Page  2  of  4  Pages


- -------------------------------------------------------------------------------
 (1) Names of Reporting Persons
     S.S. or I.R.S. Identification No. of Above Persons

               THE TCW GROUP, INC.
               (FORMERLY KNOWN AS TCW MANAGEMENT COMPANY)
               95-3703295
- -------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
- -------------------------------------------------------------------------------
 (3) SEC Use Only

- -------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     NEVADA
- -------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                             153,000
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                                   0
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                             153,000
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                                   0
- -------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                                      153,000
- -------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

- -------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
                                                                        4.7%
- -------------------------------------------------------------------------------
(12) Type of Reporting Person*
                                                                          HC
- -------------------------------------------------------------------------------

CUSIP No. 239133101                                       Page  3  of  4  Pages



ITEM 1(A)   NAME OF ISSUER:

               DAVIS WATER & WASTE INDUSTRIES, INC.
- -------------------------------------------------------------------------------

ITEM 1(B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

               1820 METCALF AVENUE, THOMASVILLE, GA   31792
- -------------------------------------------------------------------------------

ITEM 2(A)   NAME OF PERSON(S) FILING:

               THE TCW GROUP, INC.

               (FORMERLY KNOWN AS TCW MANAGEMENT COMPANY)
- -------------------------------------------------------------------------------

ITEM 2(B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

               865 SOUTH FIGUEROA STREET, LOS ANGELES, CA  90017
- -------------------------------------------------------------------------------

ITEM 2(C)   CITIZENSHIP:

               NEVADA
- -------------------------------------------------------------------------------

ITEM 2(D)   TITLE OR CLASS OF SECURITIES:

               COMMON STOCK
- -------------------------------------------------------------------------------

ITEM 2(E)   CUSIP NUMBER:

               239133101
- -------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F)

    (g) /X/ Parent Holding Company, in accordance with Section
            240.13d-1(b)(ii)(G)
            (Note: See Item 7)

    (h) / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP *

    (a) Amount Beneficially Owned:
                                                                    153,000
    ---------------------------------------------------------------------------

    (b) Percent of Class:
                                                                       4.7%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
                                                                    153,000
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
                                                                          0
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
                                                                    153,000
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
                                                                          0
              -----------------------------------------------------------------

* THE FILING OF THIS SCHEDULE 13G SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON OR ANY OF ITS AFFILIATES IS, FOR THE PURPOSES OF
     SECTION 13(d) OR 13(g) OF THE SECURITIES EXCHANGE ACT OF 1934, THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS SCHEDULE 13G. IN ADDITION, THE FILING OF THIS SCHEDULE 13G SHALL NOT BE CONSTRUED AS AN ADMISSION THAT THE REPORTING PERSON OR ANY OF ITS AFFILIATES IS THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS SCHEDULE 13G FOR ANY OTHER PURPOSES THAN SECTION 13(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

CUSIP No. 239133101                                       Page  4  of  4  Pages



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         APPLICABLE
- -------------------------------------------------------------------------------

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable
- -------------------------------------------------------------------------------


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         The reporting person is the parent company of (i) Trust Company of the West, a California corporation and a bank as defined in Section 3(a)(6) of the Securities Exchange Act of 1934 ("TCW"), (ii) TCW Asset Management Company, a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940, and (iii) TCW Funds Management, Inc., a California corporation and an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

- -------------------------------------------------------------------------------

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable
- -------------------------------------------------------------------------------

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable
- -------------------------------------------------------------------------------


ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participation any transaction having such purpose or effect.


                                  SIGNATURE:

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
                                        January 21, 1995
                                       ----------------------------------------
                                       (Date)
                                        /s/ Mohan V. Phansalkar
                                       ----------------------------------------
                                       (Signature)
                                       MOHAN V. PHANSALKAR,
                                       ASSISTANT VICE PRESIDENT - LEGAL
                                       ----------------------------------------
                                       (Name/Title)